SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

  Filed by the Registrant     X
                          ---------
  Filed by a Party other than the Registrant  ____

  Check the appropriate box:

         _____ Preliminary Proxy Statement    ____    Confidential, For Use of
           X    Definitive Proxy Statement            the Commission Only (as
         ____ Definitive Additional Materials         permitted by Rule
         ____ Soliciting Material Under Rule 14a-12   14a-6(e)(2))

                             SENTIGEN HOLDING CORP.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  X     No fee required.
____    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)     Title of each class of securities to which transaction applies:

        ___________________________________________________________________

(2)     Aggregate number of securities to which transaction applies:

        ___________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ___________________________________________________________________

(4)     Proposed maximum aggregate value of transaction:

        ___________________________________________________________________

(5)     Total fee paid:

        ___________________________________________________________________

____     Fee paid previously with preliminary materials:
        ___________________________________________________________________

____ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)     Amount previously paid:
        ___________________________________________________________________

(2)     Form, Schedule or Registration Statement No.:
        ___________________________________________________________________

(3)     Filing Party:
        ___________________________________________________________________

(4)     Date Filed:
        ___________________________________________________________________

                             SENTIGEN HOLDING CORP.
                               580 Marshall Street

                         Phillipsburg, New Jersey 08865

                              --------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To be held September 14, 2001

                              --------------------


         NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Sentigen Holding Corp. will be held at the offices of our general counsel, Graubard Miller, 600 Third Avenue, 32nd Floor, New York, New York, on Friday, September 14, 2001, at 10:30 a.m. local time, for the following purposes:

         1. To elect six directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified;

         2. To transact such other business as may properly come before the meeting, or any or all postponement(s) or adjournment(s) thereof.

         Only stockholders of record at the close of business on July 25, 2001, will be entitled to notice of, and to vote at, the meeting and any postponement(s) or adjournment(s) thereof.

         You are urged to read the attached proxy statement, which contains information relevant to the actions to be taken at the meeting. In order to assure the presence of a quorum, whether or not you expect to attend the meeting in person, please sign and date the accompanying proxy card and mail it promptly in the enclosed addressed, postage prepaid envelope. You may revoke your proxy if you so desire at any time before it is voted.


                           By Order of the board of directors



                           Joseph K. Pagano, President and Chairman of the Board


Phillipsburg, New Jersey
August 13, 2001

                             SENTIGEN HOLDING CORP.

                         ------------------------------

                                 PROXY STATEMENT

                         ------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 14, 2001

         This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by the board of directors of Sentigen Holding Corp. to be used at our annual meeting of stockholders to be held on September 14, 2001, and any postponements or adjournments thereof. The matters to be considered at the annual meeting are set forth in the attached notice of annual meeting.

         The proxy will be voted (or withheld from voting) in accordance with any specifications made. Where no specifications are indicated, the proxies will vote "FOR" the nominees for directors as described below under Proposal 1 and, in the discretion of the proxy holders, on any other business properly coming before the meeting and any postponement(s) or adjournment(s) thereof. A proxy may be revoked by giving notice to our secretary in person, or by written notification actually received by the secretary, at any time prior to its being exercised.

         Our executive offices are located at 580 Marshall Street, Phillipsburg, New Jersey 08865. This proxy statement and the enclosed form of proxy are first being sent to stockholders on or about August 13, 2001.

                                VOTING SECURITIES

         Our board of directors has fixed the close of business on July 25, 2001, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the annual meeting or any and all postponement(s) or adjournment(s) thereof. As of July 25, 2001, we had issued and outstanding 7,147,324 shares of common stock, our only class of voting securities outstanding. Each of our stockholders will be entitled to one vote for each share of common stock registered in his, her or its name on the record date. The presence, in person or by proxy, of a majority of all of the outstanding shares of common stock constitutes a quorum at the annual meeting. Proxies that are marked "abstain" and proxies relating to "street name" shares that are returned to us but marked by brokers as "not voted" will be treated as shares present for purposes of determining the presence of a quorum on all matters but will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker (broker non-votes).

         The election of the directors requires a plurality vote of those shares of common stock voted at the annual meeting with respect to the election of the directors. "Plurality" means that the individual who receives the largest number of votes cast "FOR" is elected as a director. Consequently, any shares of common stock not voted "FOR" a particular nominee (whether as a result of a direction to withhold authority or a broker non-vote) will not be counted in such nominee's favor.

         All other matters to be voted on will be decided by the affirmative vote of a majority of the shares of common stock present or represented at the annual meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote, but because shares of common stock held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on the vote.

         The following table sets forth certain information as of July 25, 2001, with respect to the common stock ownership of (i) those persons or groups known to beneficially own more than 5% of our voting securities, (ii) each of our directors and director-nominees, (iii) each current executive officer whose compensation exceeded $100,000 in 2000, and (iv) all of our current directors and executive officers as a group.


                                Amount and Nature          Percent of Class
Name of Beneficial Owner     of Beneficial Ownership    of Voting Securities
------------------------     ------------------------   ---------------------

Joseph K. Pagano                    1,590,950(1)                21.5%

Frederick A. Adler                    743,573(2)                10.2%

Samuel A. Rozzi                       507,525                    7.1%

Thomas Livelli                        157,600                    2.2%

Joel M. Pearlberg                      35,000                     *

Brett Fialkoff                             -0-                    *

Gerald Greenwald                           -0-                    *

Fredrick B. Rolff                       1,000(3)                  *

D.H. Blair Investment               1,124,859(4)                15.7%
   Banking Corp.

All directors and executive         3,035,648(5)                40.2%
officers as a group (eight
persons)


*        Less than 1%

         (1) Includes (i) 25,000 shares of common stock held of record by the Joseph K. Pagano, Jr. Trust established for Mr. Pagano's son, (ii) options to purchase up to 257,000 shares of common stock which are exercisable within the next 60 days. Excludes options to purchase up to 160,000 shares of common stock which are not exercisable within the next 60 days.

         (2) Includes 553,573 shares of common stock and 150,000 shares of common stock issuable upon exercise of presently exercisable stock options held by the Frederick R. Adler Intangible Asset Management Trust of which Mr. Adler is the settlor and beneficiary

         (3) Excludes options to purchase 50,000 shares of common stock which are not presently exercisable.

         (4) J. Morton Davis is the sole stockholder of D.H. Blair Investment Banking Corp. The amount reported includes 8,500 shares owned by Mr. Davis' wife of which Mr. Davis disclaims beneficial ownership. The information with respect to D.H. Blair Investment Banking Corp. and J. Morton Davis is based upon Amendment No. 7, dated May 1, 1996, to the Schedule 13D, dated January 31, 1992, filed by such persons with the Securities and Exchange Commission.

          (5) Includes options to purchase an aggregate of 407,000 shares of common stock. Excludes options to purchase 210,000 shares of common stock which are not presently exercisable.

                        PROPOSAL 1: ELECTION OF DIRECTORS

         At this year's annual meeting of stockholders, six (6) directors will be elected to hold office for a term expiring at the next annual meeting of stockholders. Each director will be elected to serve until a successor is elected and qualified or until the director's earlier resignation or removal.

         At this year's annual meeting of stockholders, the proxies granted by stockholders will be voted individually for the election, as our directors, of the persons listed below, unless a proxy specifies that it is not to be voted in favor of a nominee for director. In the event any of the nominees listed below shall be unable to serve, it is intended that the proxy will be voted for such other nominees as are designated by the board of directors. Each of the persons named below has indicated to our board of directors that he will be available to serve.

         Name                       Age    Position
         ----                       ---    --------

       Executive Officers
         and Directors:

         Joseph K. Pagano            55    President and Chairman of the Board

         Thomas Livelli              48    Director and President and Chief
                                           Executive Officer of CMT

         Frederick R. Adler          73    Director

         Samuel A. Rozzi             54    Director

         Joel M. Pearlberg           54    Director

         Gerald Greenwald            66    Director

     Other Executive Officer:
         Fredrick B. Rolff           29   Chief Financial Officer, Treasurer,
                                          Secretary, and Vice President -
                                          Finance
     Key Employee:
         Kevin J. Lee, Ph.D.         38   Executive Vice President - Research,
                                          Sentigen Corp.



Information About Nominees

         Joseph K. Pagano has served as our president since June 1994. Mr. Pagano has also served as a director since 1991, as chairman of the board since June 1996 and as chief financial officer from June 1994 until July 1996. From 1991 until April 1999, we had engaged Mr. Pagano as a consultant, commencing an employment relationship thereafter. Mr. Pagano has been a private investor for more than the past five years. Mr. Pagano has been active in venture capital for over 20 years, with investments in a wide variety of industries, including, among others, computers, medical equipment, biotechnology, communications, retailing and outsourcing. He was a founding investor in Ribi Immunochem, one of the earliest biotechnology companies to go public and one of the first to focus on cancer vaccines. He participated in and arranged early financing with Amcell Cellular Communication, which was sold to Comcast. He was a founding investor of NMR of America, the first MRI center business to go public and was also a founding director of Office Depot, the first office warehouse to go public.

         Thomas Livelli has been a director since June 1998. He has been the president and chief executive officer of Cell & Molecular Technologies since May 1997. He was also president of Cell & Molecular Technologies' predecessor companies from 1987 until May 1997. From January 1986 until July 1997, Mr. Livelli was a laboratory manager at the Howard Hughes Medical Institute at Columbia University. Prior to 1986, Mr. Livelli worked at Merck Research Laboratories and Cistron Biotechnology, directing their respective gene expression programs. While at Cistron, Mr. Livelli was a visiting scholar at Columbia University. Mr. Livelli maintains a part-time faculty appointment at Columbia University College of Physicians & Surgeons in the Department of Neurobiology and Behavior.

         Frederick R. Adler has been a director since May 1996. Mr. Adler is managing director of Adler & Company, a venture capital management firm he organized in 1968, and a general partner of its related investment funds. Since January 1996, Mr. Adler has been of counsel to the law firm of Fulbright & Jaworski L.L.P. and was a senior partner in the firm for more than five years prior to that. Mr. Adler is chairman of the board and a director of Shells Seafood Restaurants, Inc. as well as a director of various private companies. Mr. Adler is a member of the Board of Managers of Memorial Sloan-Kettering Cancer Center (New York, NY) and a member of the Dean's Advisory Board of the Harvard Law School (Cambridge, MA).

         Samuel A. Rozzi has been a director since January 1997. He previously served as a director from 1991 until June 1996. Mr. Rozzi has been the president of Corporate National Realty, Inc., a corporate real estate brokerage and services firm, since September 1988. Mr. Rozzi is the uncle of Fredrick B. Rolff, our chief financial officer, treasurer, secretary and vice president - finance.

         Joel M. Pearlberg has been a director since February 2001. Mr. Pearlberg is general partner of Steinhardt Partners, L.P., a private hedge fund he joined in January 1991. Mr. Pearlberg, a certified public accountant, joined the public accounting firm of Harry Goodkin & Co. in 1962, where he rose to the position of managing partner. In April 1983, he started the firm of J.M. Pearlberg & Company, a public accounting firm specializing in investment partnerships, security taxation and tax planning for high net worth individuals. In April 1989, he joined HPB Associates, L.P., a private investment partnership, as controller.

         Gerald Greenwald has been a director since June 2001. Mr. Greenwald recently founded Greenbriar Equity Group with Joel Beckman and Reginald Jones. Greenbriar Equity Group has formed a strategic alliance with Berkshire Partners to make private equity investments in the global transportation sector. Mr. Greenwald is presently chairman emeritus of UAL Corporation and United Airlines, its principal subsidiary. From 1994 until his retirement in July 1999, Mr. Greenwald was chairman and chief executive officer of United Airlines. At United Airlines, Mr. Greenwald led the airline through its beginnings as the world's largest majority employee-owned company, helped return it to profitability and built its leadership position throughout the world. Mr. Greenwald has also served as managing director of Dillon Read & Co., an investment banking company, and as president of Olympia & York Developments, Ltd., a real estate development company. His career started in the automobile industry at Ford Motor Company, where he worked in several positions including controller, director of Ford's operations in Europe and as president of Ford of Venezuela. Mr. Greenwald later was employed by Chrysler Corporation, where he worked in various positions, including corporate controller and chief financial officer, before being promoted to vice chairman, where he shared full responsibility with the chief executive officer for the operations of the company. Mr. Greenwald graduated cum laude from Princeton University's Woodrow Wilson School and received a masters degree in economics from Wayne State University.

Information About the Other Executive Officer

         Fredrick B. Rolff, 29 joined us in November 2000 as our controller and has served as our chief financial officer, treasurer, secretary and vice president - finance since January 2001. Prior to joining our company, Mr. Rolff was director, financial strategy for Rare Medium Group, Inc., an internet development and venture capital firm from April 1999 until November 2000. From September 1993 until January 1998, Mr. Rolff was employed by the Financial Services Group at KPMG LLP, where he assisted European reinsurance companies with U.S. accounting and reporting standards. From January 1998 until April 1999, Mr. Rolff attended Fordham University Graduate School of Business, where he earned an M.B.A. in finance. Mr. Rolff is a certified public accountant and a candidate in the Chartered Financial Analyst program. Mr. Rolff is the nephew of Samuel A. Rozzi, one of our directors.

Information about the Key Employee

         Kevin J. Lee, PhD has served as the executive vice president - research for our wholly owned subsidiary, Sentigen Corp. since March 2000. Since 1985, Dr. Lee has been using molecular genetic techniques to study neurobiology in the fruit fly Drosophila melanogaster and the mouse at various universities including the University of California and the Massachusetts Institute of Technology. When working with Drs. Lily and Yuh Nung Jan at the University of California at San Francisco, he was involved in the cloning of the Shaker potassium channel gene. Dr. Lee was also a pioneer in the development of enhancer trapping, a technique that has had a profound impact on gene discovery and analysis in Drosophila. In subsequent work with Dr. Hermann Steller at MIT, he used these techniques to analyze the development of the visual system in the fruit fly. Dr. Lee is a graduate of the University of Michigan and MIT, Dr. Lee was a postdoctoral fellow and an associate research scientist in the Center for Neurobiology and Behavior at Columbia University where he worked with Dr. Thomas Jessell. Dr. Lee was a National Science Foundation fellow at MIT and a Life Sciences Foundation Fellow of the Howard Hughes Medical Institute at Columbia University.

         Directors are elected annually by our stockholders. Officers are elected annually by the board of directors and serve at the discretion of the board. During 2000, our board of directors met on four occasions and acted by unanimous written consent eight times.

Audit Committee Information and Report

         The audit committee was established in April 2000 and is currently comprised of Frederick R. Adler, Samuel A. Rozzi and Brett Fialkoff. Mr. Fialkoff has not been nominated for re-election at this annual meeting. The board of directors intends to appoint Mr. Pearlberg to the Audit committee to replace the vacancy created by Mr. Fialkoff. The audit committee met twice in the fiscal year ended December 31, 2000.

Audit Fees

         For the fiscal year ended December 31, 2000, the aggregate fees billed for professional services rendered for the audit of our annual financial statements and the reviews of our financial statements included in our quarterly reports totaled approximately $44,000.

Financial Information Systems Design and Implementation Fees

         For the fiscal year ended December 31, 2000, there were no fees billed for professional services by our independent auditors rendered in connection with, directly or indirectly, operating or supervising the operation of our information system or managing our local area network.

All Other Fees

         For the fiscal year ended December 31, 2000, the aggregate fees billed for all other professional services rendered by our independent auditors totaled approximately $16,000.

Audit Committee Report

         Each member of the audit committee is an "independent director" and is "financially literate" as defined under the recently adopted listing standards of the National Association of Securities Dealers. The Nasdaq listing standards define an "independent director" generally as a person, other than an officer of the company, who does not have a relationship with the company that would interfere with the director's exercise of independent judgment. The Nasdaq's listing standards define "financially literate" as being able to read and understand fundamental financial statements (including a company's balance sheet, income statement and cash flow statement).

         Pursuant to the audit committee's written charter, which was adopted on April 25, 2000, the audit committee's responsibilities include, among other things:

         o reviewing and reassessing the adequacy of their Charter annually and recommending any proposed changes to the board for approval;

         o reviewing the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect our financial statements;

         o reviewing an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

         o meeting periodically with management to review our major financial risk exposures and the steps management has taken to monitor and control such exposures;

         o reviewing major changes to our auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management;

         o recommending to the board the appointment of the independent auditor; and

         o reviewing all related party transactions on an ongoing basis for potential conflict of interest situations.

A copy of the audit committee charter is attached as Appendix A to this proxy statement.

         Our audit committee has met and held discussions with management and our independent auditors. Management represented to the committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Our independent auditors also provided the audit committee with the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the committee discussed with the independent auditors and management the auditors' independence, including with regard to fees for services rendered during the fiscal year and for all other professional services rendered by our independent auditors. Based upon the committee's discussion with management and the independent auditors and the committee's review of the representations of management and the report of the independent auditors to the audit committee, the committee recommended that the board of directors include the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2000.

         Frederick R. Adler
         Samuel A. Rozzi
         Brett Fialkoff

         We do not have a standing nominating or compensation committee.

Executive Compensation

         The following table discloses the compensation awarded by us to (i) each of our president and chief financial officer for the years ended December 31, 2000, 1999 and 1998 and (ii) the president of Cell & Molecular Technologies for the years ended December 31, 2000, 1999 and 1998. During the most recent twelve month period ended December 31, 2000, none of our or our subsidiaries' other officers received a total salary and bonus that exceeded $100,000.

                                                    Summary Compensation

                                             Annual Compensation     Long Term Compensation
                                             -------------------     ----------------------
                                                                      Securities Underlying     All Other
  Name and Principal Position     Year       Salary         Bonus        Options/SARs (#)     Compensation ($)
  ---------------------------     ----       ------         -----        ----------------     ----------------
Joseph K. Pagano                   2000  $  85,000            -             200,000(1)               -
     President and Chairman of     1999     51,495(2)         -                 -                29,638(2)
     the Board                     1998          -            -                 -                75,000

Robert A. Reinhart                 2000  $ 125,000      $ 4,506(3)              -                    -
     Former Chief Financial        1999    128,887            -                 -                    -
     Officer, Treasurer,           1998    125,000            -              65,000(4)               -
     Secretary and Vice
     President - Finance

Fredrick B. Rolff                  2000  $10,240(5)     $   564(3)           50,000(6)               -
      Chief Financial Officer
      Treasurer, Secretary and
    Vice President - Finance

Thomas Livelli                     2000  $  135,000     $ 4,506(3)              -                    -
     President and Chief           1999     151,885           -                 -                    -
     Executive Officer of Cell     1998     138,462(7)        -                 -                    -
     & Molecular Technologies

         (1) On September 15, 2000, we granted Mr. Pagano stock options to purchase an aggregate of 200,000 shares of our common stock at $9.00 per share, of which options to purchase 66,000 shares of our common stock expire on September 15, 2005 and options to purchase 134,000 shares of our common stock expire on September 15, 2010. The options vest in four equal annual installments commencing on September 15, 2001.

         (2) Mr. Pagano, was elected as our president on June 15, 1994. Mr. Pagano received a consulting fee of $75,000 per annum plus reimbursement of documented expenses incurred on behalf of our company until May 1999, at which time he became an employee at a salary of $85,000 per annum.

         (3) Mr. Livelli, Mr. Reinhart and Mr. Rolff were paid bonuses based on Cell & Molecular Technologies' income before depreciation and amortization for the year ended December 31, 2000. Each individual's bonus was prorated for months of service for the year ended December 31, 2000.

         (4) Includes (a) stock options to purchase 40,000 shares of common stock granted pursuant to an agreement dated October 25, 1996, having an exercise price of $2.50 per share, which options vested immediately and expire on October 25, 2001, and (b) stock options to purchase 25,000 shares of common stock granted pursuant to an agreement dated April 20, 1998, having an exercise price of $2.25 per share, which options vested in two equal annual installments commencing on the first anniversary of the date of grant and expire April 20, 2003. The options issued on October 25, 1996 were subsequently re-priced on January 16, 1998 to $0.75 per share representing the fair market value of our common stock on that date. In March 2001, Mr. Reinhart exercised 25,000 options. In April 2001, Mr. Reinhart exercised 40,000 options.

         (5) Mr. Rolff joined our company on November 13, 2000 at an annual salary of $75,000.

         (6) On December 20, 2000, Mr. Rolff was granted options to purchase 50,000 shares of our common stock at $6.25 per share. The options vest in five equal annual installments commencing on December 20, 2001 and expire on December 20, 2010.

         (7) Reflects Mr. Livelli's (i) effective salary rate of $135,000 (as amended at May 29, 1998 following the merger of Cell & Molecular Technologies) for the year ended December 31, 1998, prorated from May 29, 1998, when he was elected president of Cell & Molecular Technologies, and (ii) effective salary rate of $150,000 for the year ended December 31, 1998, prorated for the five months ended May 29, 1998.

Compensation Arrangements for Current Executive Officers

         We have an employment agreement with Joseph K. Pagano pursuant to which he serves as our president, Mr. Pagano is currently serving under an automatic renewal provision in his agreement, which provides for one year extensions upon the expiration of each one year term unless we or Mr. Pagano give notice that either party does not wish to extend the employment agreement. The agreement currently provides for an annual base compensation of $175,000. The employment agreement provides for Mr. Pagano to devote as much time as he deems necessary to perform the services required pursuant to his employment agreement.

         In connection with the merger of Cell & Molecular Technologies, we assumed the employment agreement with Thomas Livelli, which provided for Mr. Livelli to serve as president and chief executive officer of Cell & Molecular Technologies through May 22, 2001. Mr. Livelli is currently serving under an automatic renewal provision of his employment agreement until May 22, 2002. The employment agreement currently provides for an annual base compensation of $150,000. The employment agreement provides for Mr. Livelli's employment on a full-time basis and contains a provision that he will not compete with us during the term of the employment agreement and for a period of one year thereafter.

         We do not have an employment agreement with Fredrick B. Rolff.

         In June 2001, we entered into a separation agreement and a consulting agreement with Robert Reinhart, our former chief financial officer and vice president - finance. The agreements provide that Mr. Reinhart's employment terminated on January 19, 2001 and effective January 20, 2001, Mr. Reinhart became a consultant of ours. The consulting agreement calls for Mr. Reinhart to provide consulting services to us until July 19, 2002. Pursuant to the agreements, we agreed to pay Mr. Reinhart $10,416 per month from January 20, 2001 through July 19, 2001 and $2,500 per month from July 20, 2001 through July 19, 2002. We also agreed to pay his medical and dental benefits until July 19, 2001.

Director Compensation

         Directors receive no cash compensation for serving on the board of directors or for attending board or committee meetings, if any. Non-employee directors are eligible to be granted non-qualified stock options under our 1990 Stock Option Plan and our 2000 Performance Equity Plan. Nonqualified stock options may be exercised for up to 10 years from the date of grant at exercise prices as the board of directors may determine.

Option Grants

         The following table represents the stock options granted in the fiscal year ended December 31, 2000 to our executive officers identified in the Summary Compensation table above.


                                            Options Granted in Last Fiscal Year
                                            -----------------------------------

                                                                                          Percent Realizable
                                     Percent of Total                                     Value at Assumed
                         Number of    Options Granted                                        Annual Rates
                        Securities      to Employees                                         of Stock Price
                        Underlying      During the                                          Appreciation For
                          Options         Fiscal        Exercise Price    Expiration      Option Term ($) (1)
Name of Executive       Granted(#)       Year (%)        Per Share ($)       Date         5%              10%
-----------------       ----------       -------         -------------       ----         --              ---
Joseph K. Pagano          66,000            8%                $9.00       9/15/05       $    -        $   97,020

Joseph K. Pagano         134,000           15%                $9.00       9/15/10       $213,060      $1,053,240

Fredrick B. Rolff         50,000            6%                $6.25      12/20/10       $217,000      $  530,500


(1) The above information concerning five percent and ten percent assumed annual rates of compounded stock price appreciation is mandated by the Securities and Exchange Commission. There is no assurance provided to any executive officer or to any other optionee that there will be appreciation of the stock price over the option term or that the optionee will realize any gains with respect to the options. The closing price of our common stock on December 29, 2000 was $6.50 per share.

         The following table sets forth the fiscal year end option values of outstanding options at December 31, 2000 and the dollar value of unexercised, in-the-money options for our executive officers identified in the Summary Compensation table above.


                                 Aggregated Fiscal Year End Option Values
                       ------------------------------------------------------------------
                        Number of Securities Underlying      Dollar Value of Unexercised
                              Unexercised Options               In-the-Money Options
                             at December 31, 2000:             at December 31, 2000(1):
Name                  Exercisable (#)   Unexercisable(#)  Exercisable ($)  Unexercisable ($)
-----                 ---------------   ----------------  ---------------  -----------------
Joseph K. Pagano       217,000(2)             200,000      $ 1,057,875       $       -

Robert A. Reinhart      65,000(3)                   -      $   336,250       $       -

Fredrick B. Rolff            -                 50,000      $         -       $  12,500


(1) These values are based on the difference between the closing sale price of our common stock on December 29, 2000 of $6.50 and the exercise prices of the options, multiplied by the number of shares of common stock subject to the options.

(2) Stock options granted by the board of directors as of May 14, 1996 under our 1990 Stock Option Plan having an exercise price of $1.625 per share, which options are currently exercisable and, as amended, expire May 14, 2004.

(3) Includes (a) stock options to purchase 40,000 shares of common stock granted pursuant to an agreement dated October 25, 1996, having an exercise price of $2.50 per share, which options vested immediately and expire on October 25, 2001, and (b) stock options to purchase 25,000 shares of common stock granted pursuant to an agreement dated April 20, 1998, having an exercise price of $2.25 per share, which options vested in two equal annual installments commencing on the first anniversary of the date of grant and expire April 20, 2003. The options issued on October 25, 1996 were subsequently re-priced on January 16, 1998 to $0.75 per share representing the fair market value of our common stock on that date. In March 2001, Mr. Reinhart exercised 25,000 options. In April 2001, Mr. Reinhart exercised 40,000 options.

Stock Plans

         We have a 1990 Stock Option Plan and a 2000 Performance Equity Plan. We are no longer able to grant options under the 1990 plan. The 2000 plan provides for grants of options to purchase up to 2,000,000 shares of common stock. Under the 2000 plan, we may grant options to employees, directors, consultants, agents and other persons that we deem to be valuable to our company or any of our subsidiaries. The 2000 plan permits our board of directors or a stock option committee to issue incentive stock options, as defined in Section 422 of the Internal Revenue Code, and stock options that do not conform to the requirements of that Code section. The exercise price of each incentive stock option may not be less than 100% of the fair market value of the common stock at the time of grant, except that in the case of a grant to an employee who owns 10% or more of our outstanding stock or that of any of our subsidiaries within the meaning of Code Section 422, the exercise price may not be less than 110% of the fair market value. The exercise price of each non-incentive stock option also may not be less than 100% of the fair market value of the common stock at the time of grant.

         Options that have been granted under the 1990 Plan may not be exercised prior to the first anniversary, or on or after the tenth anniversary, or fifth anniversary in the case of an incentive stock option granted to a 10% stockholder, of their grant. These options may not be transferred during the lifetime of the option holder.

         Under the 2000 Plan, the board of directors may award stock appreciation rights, restricted stock, deferred stock, stock reload options and other stock-based awards in addition to stock options. The 2000 Plan is administered by the board of directors and may be administered by a committee chosen by the board of directors. Subject to the provisions of the plans, the board of directors or the committee have the authority to determine the individuals to whom the stock options are to be granted, the number of shares to be covered by each option, the option price, the type of option, the option period, the restrictions, if any, on the exercise of the option, the terms for the payment of the option price and other terms and conditions. Under the 2000 Plan, no more than 200,000 shares in the aggregate may be granted to any one holder in any one calendar year.

         At December 31, 2000, options to purchase an aggregate of 393,300 and 832,000 shares of our common stock were outstanding under the 1990 Plan and 2000 Plan, respectively.

         We have also granted from time to time non-plan options and warrants to certain officers, employees and consultants. Non-plan options and warrants to purchase an aggregate of 352,810 shares of our common stock were outstanding at December 31, 2000.

                        REPORT ON EXECUTIVE COMPENSATION

Report of the board of directors Concerning Compensation of Executive Officers

         As noted above, we did not have a compensation committee of the board of directors during the 2000 fiscal year. Compensation of our executive officers for the fiscal year ended December 31, 2000 was determined by the board of directors. There is no formal compensation policy for our executive officers.

         Joseph K. Pagano, who served as our president during the year ended December 31, 2000, was paid a base salary of $85,000.

         Total compensation for executive officers consists of a combination of salaries and stock option awards. Base salary of executive officers who do not have employment agreements is based on our financial performance and the executive's individual performance and level of responsibility. Bonus compensation, if any, to executive officers is based generally upon our financial performance and the availability of resources as well as the executive officer's individual performance and level of responsibility. Additionally, we established a bonus pool for the year ended December 31, 2000, totaling no more than 7% of our annual income before depreciation and amortization in excess of $750,000, for distribution to certain officers and employees of Cell & Molecular Technologies in amounts that are to be determined by our board. During the year ended December 31, 2000, total bonus compensation paid to three executive officers and four officers/employees was $25,347.

         Stock option awards under our stock option plans are intended to attract and retain the best available talent and encourage the highest level of performance by affording key employees an opportunity to acquire proprietary interests in our company. We granted options to purchase 200,000 shares of our common stock to each of Joseph K. Pagano and Dr. Kevin J. Lee during the fiscal year ended December 31, 2000.


                          Joseph K. Pagano
                          Frederick R. Adler
                          Thomas J. Livelli
                          Samuel A. Rozzi
                          Brett Fialkoff
                          Joel M. Pearlberg


Compensation Committee Interlocks and Insider Participation


         The only officers who are also directors that participated in deliberations concerning executive officer compensation were Mr. Pagano, our president, and Mr. Livelli, the president of Cell & Molecular Technologies, each of whom served as members of our board of directors during fiscal 2000. Mr. Malavarca, the vice president of Cell & Molecular Technologies, resigned from the board of directors during fiscal 2000 and did not take part in any deliberations concerning executive officer compensation.

         Stock Price Performance Graph

         The graph below compares the cumulative total return of our common stock from May 28, 1995 through May 31, 1998, the subsequent seven month stub period ended December 31, 1998 reflecting the adoption by us of a calendar fiscal year in connection with the merger of Cell & Molecular Technologies, and from January 1, 1999 through December 31, 2000 with the cumulative total return of companies comprising the Nasdaq Market Index and a Market Capitalization Peer Group Index. The graph plots the growth in value of an initial $100 investment over the indicated time periods, and assuming reinvestment of all dividends, if any, paid on such securities. We have not paid any cash dividends and, therefore, the cumulative total return calculation for us is based solely upon stock price appreciation and not upon reinvestment of cash dividends. The stock price performance shown on the graph is not necessarily indicative of future price performance.

         Market Capitalization Peer Group Index represents companies with market capitalization similar to ours and consists of the following companies: ASTA Funding Inc., Disc, Inc., Guardian Technologies International, Inc., Harvey Electronics, Inc., J2 Communications, Kyzen Corporation Class A, MPSI Systems Inc., Olympic Cascade Financial Corporation, Premier Concepts Inc. and Thermacell Technologies, Inc. Our management believes that a comparison to a peer group of companies on any published industry or line-of-business bases would be inaccurate and misleading in light of the merger of Cell & Molecular Technologies and the diversity of our business operations over the past five years. Hollywood Productions Inc., which was included as part of our peer group for our 1999 proxy statement, is not included in this peer group for purposes of this graph due to a change in that company's business.

                COMPARISON OF 67 MONTH CUMULATIVE TOTAL RETURN *
                         AMONG SENTIGEN HOLDING CORP.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                                AND A PEER GROUP

                                                   Cumulative Total Return
                              ---------------------------------------------------------------------------
                              5/31/1995  5/31/1996  5/30/1997 5/29/1998 12/31/1998 12/31/1999 12/31/2000
SENTIGEN HOLDING CORP.           100.00     633.33     140.00    143.33      53.33     106.67     346.67
NASDAQ STOCK MARKET (U.S.)       100.00     145.32     163.72    207.61     260.44     483.98     290.95
PEER GROUP                       100.00      76.80      37.33     25.38      15.68      38.42      21.88

Certain Transactions

         At the time of the merger with Cell & Molecular Technologies, there were loans outstanding from Cell & Molecular Technologies to six of its shareholders, in an aggregate principal amount of $500,000, as evidenced by promissory notes to each of the shareholders. Messrs. Pagano and Adler were among these shareholders and, at the time of the merger, held promissory notes in the principal amounts of $218,333 and $112,500, respectively. These notes currently bear interest at a rate of 5% and matured May 1, 2001. The stockholders have informally agreed to extend the maturity date of the loans through September 1, 2001 and we are currently negotiating the formal terms of these extensions.

         In November 2000, we consummated a private offering in which we sold 863,834 shares of our common stock, at $6.00 per share, for aggregate proceeds of $5,183,004. Two of our directors, Frederick R. Adler and Samuel A. Rozzi, each purchased 40,000 shares of our common stock in the private offering.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and ten-percent stockholders also are required to furnish us with copies of all Section 16(a) forms they file. Based solely on the review of the copies of such forms furnished to it, and written representations that no other reports were required, we believe that during our fiscal year ended December 31, 2000, all our officers, directors and ten-percent stockholders complied with the Section 16(a) reporting requirements, except that Thomas J. Livelli, a director and officer, and Joel M. Pearlberg, a director, each filed one Form 4 late.

                              INDEPENDENT AUDITORS

         We anticipate that we will select Deloitte & Touche LLP, as our independent auditors for the year ending December 31, 2001. A representative of Raich Ende Malter & Co., LLP, our auditors for the year ended December 31, 2000, is expected to be present at the annual meeting with an opportunity to make a statement if the representative desires to do so and is expected to be available to respond to appropriate questions from stockholders. Additionally, a representative at Deloitte & Touche is expected to be present at the annual meeting. On April 16, 2001, we dismissed Raich Ende as independent accountants. Our board of directors participated in and approved the decision to change our independent accountants. Raich Ende's reports on our financial statements for the past two fiscal years did not contain any adverse opinion or disclaimer of opinion and did not contain any modification or qualification as to uncertainty, audit scope or accounting principles. In connection with its audits for the two most recent fiscal years and its review of our unaudited financial statements through April 16, 2001, there were no disagreements with Raich Ende on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of Raich Ende would have caused them to make reference to the subject matter of the disagreement in connection with its report on our financial statements. During the two most recent fiscal years and through April 16, 2001, there were no reportable events as defined in Regulation S-K Item 304(a)(1)(v) promulgated by the Securities and Exchange Commission. A copy of Raich Ende's letter stating that it agreed with the foregoing statements was filed with the Securities and Exchange Commission on April 19, 2001.

                             SOLICITATION OF PROXIES

         The solicitation of proxies in the enclosed form is made on our behalf and the cost of this solicitation is being paid by us. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph using the services of directors, officers and regular employees at nominal cost. Banks, brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by us for expenses incurred in sending proxy material to beneficial owners of the common stock. Additional solicitation of proxies may be made by an independent proxy solicitation firm or other entity possessing the facilities to engage in such solicitation. If an independent entity is used for such solicitation, we will be required to pay such firm reasonable fees and reimburse expenses incurred by such firm in rendering of such solicitation services.

                    2001 ANNUAL MEETING STOCKHOLDER PROPOSALS

         In order for any stockholder proposal to be presented at the annual meeting of stockholders to be held in 2002 or to be eligible for inclusion in our proxy statement for such meeting, it must be received by us at our principal executive offices in Phillipsburg, New Jersey, by April 15, 2002. Pursuant to Rule 14a-4 promulgated by the Securities and Exchange Commission, stockholders are advised that our management shall be permitted to exercise discretionary voting authority under proxies it solicits and obtains for our 2002 annual meeting of stockholders with respect to any proposal presented by a stockholder at such meeting, without any discussion of the proposal in our proxy statement for such meeting, unless we receive notice of such proposal at our principal office in Phillipsburg, New Jersey, not later than June 29, 2002.

                                  OTHER MATTERS

         The board of directors knows of no matter which will be presented for consideration at the annual meeting other than the matters referred to in this proxy statement. Should any other matter properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

                          By Order of the Board of Directors



                          Joseph K. Pagano, President and Chairman of the Board



Phillipsburg, New Jersey
August 13, 2001

                                                                    APPENDIX A

                             SENTIGEN HOLDING CORP.
                             AUDIT COMMITTEE CHARTER

         The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's internal and external auditors. The Audit Committee shall also review all related party transactions on an ongoing basis for potential conflict of interest situations.

         The members of the Audit Committee shall meet the independence and experience requirements of the Nasdaq Stock Market, Inc. The members of the Audit Committee shall be appointed by the Board.

         The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

         The Audit Committee shall make regular reports to the Board.

         The Audit Committee shall:

1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

4. Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q.

5. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

7. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

8.       Approve the fees to be paid to the independent auditor.

9. Receive periodic reports from the independent auditor regarding the auditor's independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor, and if so determined by the Audit Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

10. Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

11. Review the appointment and replacement of the senior internal auditing executive.

12. Review the significant reports to management prepared by the internal auditing department and management's responses.

13. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

14. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

15. Obtain reports from management, the Company's senior internal auditing executive and the independent auditor that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's Code of Conduct.

16. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

17. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

         (a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

         (b) Any changes required in the planned scope of the internal audit.

         (c) The internal audit department responsibilities, budget and staffing.

18. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

19. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct.

20. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

21. Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

Review all related party transactions on an ongoing basis for potential conflict of interest situations.

         While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

                          SENTIGEN HOLDING CORP. PROXY
                       Solicited by the Board of Directors
               for Annual Meeting to be held on September 14, 2001

                  The undersigned Stockholder(s) of SENTIGEN HOLDING CORP., a Delaware corporation ("Company"), hereby appoints Joseph K. Pagano and Fredrick Rolff, or either of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the shares standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on
  P September 14, 2001 and at all adjournments thereof. This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted FOR all of the following proposals.

  R     1. Election of the following Directors:

        FOR all nominees listed below, except   WITHHOLD AUTHORITY to vote
        as marked to the contrary below   |_|  for all nominees listed below|_|
  O
              Joseph K. Pagano, Thomas Livelli, Frederick R. Adler,
             Samuel A. Rozzi, Joel M. Pearlberg and Gerald Greenwald

  X    INSTRUCTIONS:   To withhold authority to vote for any individual nominee,
       write that nominee's name in the space below.

                      -------------------------------------

  Y     2. In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.

        |_|     I plan to attend the Annual Meeting.

                            Date ____________________________, 2001

                            ________________________________________
                            Signature

                            ________________________________________
                            Signature if held jointly


                           Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.